EXHIBIT 10.1

SECOND ADDENDUM TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION DATED MARCH 20, 2008 AMONG SINGLE TOUCH SYSTEMS INC. (FORMERLY KNOWN AS HOSTING SITE NETWORK, INC.), SINGLE TOUCH ACQUISITION CORP. AND SINGLE TOUCH INTERACTIVE, INC.

This Addendum is made and entered into as of the 10th day of June 2008. Unless otherwise defined herein, capitalized terms used in this Addendum shall have the meaning given to them as in the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”).

WHEREAS, at the time of execution of the Merger Agreement, the parties contemplated that there would be approximately 2, 292,826 common shares of Parent issued and outstanding at the time of closing under the Merger Agreement after taking into account the prior effectuation of a 2.3:1 reverse stock split (the “Reverse Split”) and the cancellation of the Parent Common Stock owned by Parent’s current president, Scott Vicari (the “Share Cancellation”), but excluding (i) the shares of Parent Common Stock underlying the convertible notes to be issued in Parent’s Private Placement Offering including the shares of Parent Common Stock underlying the Class A Warrants and Class B Warrants issuable upon conversion of the convertible notes (the “Note Shares”) and (ii) the issuance of the Merger Shares to be issued to the Company’s stockholders, and the holders of Company Warrants and Company Notes (upon the execution or conversion of such Company Warrants and Company Notes) in connection with the Merger (the “Company Stockholder Merger Shares”); and

WHEREAS, the parties have determined that there should be approximately 6,878,478 common shares of Parent issued and outstanding at the time of Closing under the Merger Agreement after taking into account the Reverse Split and the Share Cancellation but excluding the issuance of the Note Shares and the Company Stockholder Merger Shares; and

WHEREAS, to accomplish same, Parent shall effect a 3:1 forward stock split (the “Forward Stock Split”) in the form of a dividend prior to the Closing; and

WHEREAS, the holders of the convertible notes of Parent have agreed that the Forward Stock Split will have no effect on the unit conversion price of the Convertible Notes or the exercise prices of the Class A Warrants and Class B Warrants underlying the Convertible Notes.

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

1. The second clause of the Merger Agreement is amended to read as follows:

“WHEREAS, following the execution of this Agreement, Parent shall engage in a private placement (the “PPO”) of Parent Convertible Notes in the maximum principal amount of $3,300,000. The proceeds therefrom shall be loaned to the Company (the “STI Loans”) pursuant to the terms of a Bridge Loan Agreement. The Notes shall be convertible into Company units (the “Units”) at a conversion price of $1.25 per Unit, each unit consisting of (i) one share of the Parent’s common stock, (ii) one Class A Warrant to purchase one share of Parent’s common stock at an exercise price of $1.60 per share at any time during a period of eighteen months from issuance; and (iii) one Class B Warrant to purchase one share of Parent’s common stock at an exercise price of $2.05 per share at any time during a period of three years from issuance (the Unit and Warrant prices indicated above take into account a 2.3:1 reverse stock split and 3:1 forward stock split in the form of a dividend intended to be effected by the Company prior to the Merger);”

2. Section 3.2 of the Merger Agreement is amended to read as follows:

“3.2 Capitalization. The authorized capital stock of the Parent consists of 100,000,000,000 shares of Parent Common Stock, of which 8,273,500 shares are issued and outstanding as of the date of this Agreement and 5,000,000 shares of preferred stock, $0.001 par value per share, of which no shares are issued and outstanding. At or prior to the Closing, the 3,000,000 shares presently owned by the Company’s president, Scott Vicari, will be cancelled. Prior to Closing, the Company will effect a 2.3:1 reverse stock split and a 3:1 forward stock split in the form of a dividend such that at the time of Closing, the Company will have approximately 6,878,478 shares of Parent Common Stock issued and outstanding without taking into account the shares of Parent Common Stock issuable to Company stockholders and holders of Company Warrants and Company Notes at Closing or the shares of Parent Common Stock issuable to holders of Parent Convertible Notes at Closing. The Parent Common Stock is presently quoted on the Over-the-Counter Bulletin Board (the “OTCBB”) and is not subject to any notice of suspension or delisting. All of the issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent is a party or which are binding upon the Parent providing for the issuance or redemption of any of its capital stock. There is no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent. There are no agreements to which the Parent is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. There are no agreements among other parties, to which the Parent is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Parent. All of the issued and outstanding shares of Parent Common Stock were issued in compliance with applicable federal and state securities laws. The Merger Shares to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws. Furthermore, the shares of Parent Common Stock underlying the Parent Notes and Parent Warrants have been duly and validly authorized and reserved for issuance, and when issued in accordance with the terms of the Parent Notes and Parent Warrants shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws”.

3. Section 5.3(g) of the Merger Agreement is amended to read as follows:

“(g) the Parent shall have effected a 2.3:1 reverse stock split and a 3:1 forward stock split in the form of a dividend such that the total number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be approximately 6,878,478 shares, but excluding (i) the shares of Parent Common Stock underlying the Convertible Notes to be issued in the Private Placement Offering, and (ii) the issuance of the Merger Shares to be issued to Company Stockholders, and the holders of Parent Warrants and Parent Notes (upon the exercise or conversion of such Parent Warrants and Parent Notes) in connection with the Merger;”

4. Section 5.3(i) of the Merger Agreement is amended to read as follows:

“(i) the Company shall have received a certificate of Parent’s transfer agent and registrar certifying that as of the Closing Date there are not more than 6,879,000 shares of Parent Common Stock issued and outstanding; and”

5. All other terms of the Merger Agreement shall continue with full force and effect.

6. This Addendum may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Addendum has been executed by the Parties as of the date first above written:

PARENT:
SINGLE TOUCH SYSTEMS INC.

By: /s/ Scott Vicari
Name: Scott Vicari
Title: President

ACQUISITION SUBSIDIARY:	COMPANY:
SINGLE TOUCH ACQUISITION CORP.	SINGLE TOUCH INTERACTIVE, INC.

By: /s/ Scott Vicari	By: /s/ Anthony Macaluso
Name: Scott Vicari	Name: Anthony Macaluso
Title: President	Title: Chief Executive Officer